Exhibit 99.1

Contact:

Maneesh K. Arora

Chief Financial Officer, Exact Sciences Corp.

608-284-5720

For Immediate Release

Exact Sciences Reports Third-Quarter 2010 Financial Results

MADISON, Wis., Oct. 27, 2010 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the third quarter ended September 30, 2010.

Exact reported total revenues of $1.4 million for the third quarter of 2010, compared to total revenues of $1.3 million during the same period of 2009. Total revenues for the first nine months of 2010 were $4.0 million, compared to total revenues of $3.5 million for the same period of 2009.

Exact reported a net loss of ($3.4) million, or ($0.08) a share, for the third quarter of 2010. The company had a net loss of ($1.0) million, or ($0.03) a share, for the same period of 2009.  Exact’s net loss for the nine-month period ended September 30, 2010, was ($8.0) million, or ($0.21) a share, compared to ($7.3) million, or ($0.23) a share, for the same period of 2009.

Operating expenses for the third quarter of 2010 were $4.7 million, compared to $2.3 million for the same period of 2009. Operating expenses for the first nine months of 2010 were $12.0 million, compared to $10.9 million for the same period of 2009.  Operating expenses for the three and nine-month periods ended September 30, 2010, rose primarily because of increased research and development personnel expense and costs related to the company’s validation study.

Exact ended the third quarter of 2010 with cash, cash equivalents and marketable securities of $34.8 million, compared to $24.3 million at December 31, 2009.

“Exact Sciences’ primary focus during the third quarter was the completion of our validation study, a major milestone in our efforts to bring to market an accurate, patient-friendly screening test that detects both pre-cancers and cancer,” said Kevin T. Conroy, the company’s president and chief executive.

Third-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Wednesday, October 27, 2010, at 10 a.m. ET to discuss third-quarter 2010 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 800-642-1687 domestically or 706-645-9291 internationally. The access code for the conference call and replay is 15968764. The conference call, webcast and replay are open to all interested parties.

Validation Study Conference Calls & Webcast

The company said that results of its validation study will be shared at a news conference on October 28, 2010, at 1 p.m. ET. The data will be released at an American Association for Cancer Research (AACR) conference.  The AACR-sponsored news conference will be accessible by conference call.  Domestic callers should dial 888-282-7404 and international callers should dial 706-679-5207.  The access for both domestic and international callers is 18304706.

Company management will host a conference call and webcast to discuss the validation study results following the news conference at 3 p.m. ET on October 28, 2010.  The webcast will be available at www.exactsciences.com.  Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  The access code for both domestic and international callers is 15683774.  A replay of the conference call will be available at the company’s website. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this press contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports of Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operations Data

(Amounts in thouands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue:
Product royalty fees	$5	$9	$24	$27
License fees	1,351	1,247	3,945	3,487
	1,356	1,256	3,969	3,514
Cost of revenue:
Product royalty fees	6	5	18	13
Gross profit:	1,350	1,251	3,951	3,501

Operating Expenses:
Research and development	2,635	837	6,553	2,960
General and administrative	1,796	1,478	4,647	7,884
Sales and marketing	315	12	754	52
Restructuring	—	—	—	(3)
	4,746	2,327	11,954	10,893

Loss from operations	(3,396)	(1,076)	(8,003)	(7,392)

Interest income, net	14	35	20	118

Net loss	$(3,382)	$(1,041)	$(7,983)	$(7,274)

Net loss per share - basic and diluted	$(0.08)	$(0.03)	$(0.21)	$(0.23)

Weighted average common shares outstanding - basic and diluted	40,155	34,932	38,293	31,902

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	September 30	December 31,
	2010	2009
Assets
Cash and cash equivalents	$20,815	$21,924
Marketable securities	14,026	2,404
Prepaid expenses and other current assets	339	484
Restricted cash	—	500
Property and equipment, net	793	458
Total assets	$35,973	$25,770

Liabilities and stockholders’ equity
Total current liabilities	$7,538	$6,526
Third party royalty obligation, less current portion	—	988
Long term debt	1,000	1,000
Long term accrued interest	16	1
Deferred license fees, less current portion	9,618	11,161
Total stockholders’ equity	17,801	6,094
Total liabilities and stockholders’ equity	$35,973	$25,770